Exhibit 14

ENTERGY CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors (the "Board") of Entergy Corporation (the "Company") has adopted the following Code of Business Conduct and Ethics (the "Code ") for the Company’s directors, executive officers and for all employees of the Company or any corporation, partnership, trade or business in which the Company has a direct or indirect majority ownership interest (collectively, “Entergy Representatives”). This Code is intended to: a) provide guidance to help Entergy Representatives recognize and deal with ethical issues; b) provide mechanisms to report unethical conduct; and c) help foster a culture of honesty and accountability. It is expected that each Entergy Representative will comply with the letter and spirit of this Code.

1.	Conflicts of Interest

An Entergy Representative shall not allow his or her private interest to interfere with the interests of the Company as a whole. A “conflict of interest” occurs when an Entergy Representative takes actions or has interests that make it difficult to perform his or her duties objectively and effectively. Conflicts of interest may also arise when an Entergy Representative, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company. Entergy Representatives must avoid, and may not have, conflicts of interests with the Company.

Any action by, or interest of, a director that creates, or may reasonably be expected to create, a conflict of interest with the Company must be disclosed immediately by the director to the Chair of the Corporate Governance Committee. The Corporate Governance Committee will review and analyze all such disclosures. If the Committee believes that a conflict of interest exists, the Committee Chair, in coordination with the Chairman of the Board, shall present this finding to the entire Board for appropriate action.

If an officer or employee has any reason to believe that he or she has a conflict of interest or a potential conflict of interest, then the officer or employee shall take the actions required in the Company’s Conflict of Interest Policy.

2.	Corporate Opportunities

Business opportunities that come to Entergy Representatives through access to Company property or information belong to the Company. Entergy Representatives are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the Covered Employee’s position; (b) using the Company's property or information, or the Entergy Representatives position, for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities, provided, however, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, an Entergy Representative may do so.

3.	Confidentiality

Entergy Representatives must maintain the confidentiality of non-public information that they acquire in carrying out their duties and responsibilities, except where disclosure is approved by the Company or legally mandated.  Confidential information includes, without limitation, trade secrets, nonpublic financial and operational information, customer information, unreleased plans or forecasts, vendor and customer information, formulas, designs and other inventions covered by a patent, copyright or trademark, employee information and records where the possession of such information was obtained as part of their formal duties, other corporate and personal information and information that if, not properly safeguarded, might impair the security or privacy of the Company’s facilities or personnel.

4.	Protection and Proper Use of Company Assets

Entergy Representatives shall protect Company assets and should only use Company property for official Company business. Entergy Representatives may not use Company time, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization.

5.	Ethical Behavior and Fair Dealing

The Company’s reputation for ethical behavior is critical to its success. Directors must lead by example and act with integrity and honesty to promote an environment that encourages the Company’s officers and employees to sustain and enhance the Company’s reputation.

Each Entergy Representative has a responsibility to act honestly and transparently with the Company’s customers, suppliers and other employees, and to treat each other, as well as the Company’s customers, suppliers and competitors, with fairness and respect. The Company will always participate in the marketplace fairly and lawfully and Entergy Representatives shall refuse to participate in any conduct or practice that is intended to take unfair advantage of anyone, including through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

6.	Compliance with Laws, Rules and Regulations

Entergy Representatives shall comply with all laws, rules and regulations applicable to the Company, including securities laws and the Company’s policies governing trading of securities.

7.	Special Provisions Relating to Principal Executive Officer and Senior Financial Officers

The principal executive officer and senior financial officers responsible for the preparation, evaluation and dissemination of financial information hold an important and elevated role in corporate governance. Therefore, the Company expects that such personnel will adhere to and advocate the following principles and responsibilities governing professional and ethical conduct.

To the best of their knowledge and ability, such personnel shall:

•	Act with honesty and integrity, ethically handling actual or apparent conflicts of interest in personal and professional relationships.

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Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in public communications made by the Company.

•	Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

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Respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of work shall not be used for personal advantage.

•	Share knowledge and maintain skills important and relevant to constituents’ needs.

•	Proactively promote ethical behavior as a responsible colleague among peers in the work environment and community.

8.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for a director or an executive officer of the Company may be made only by the Board, following a recommendation by the Corporate Governance Committee, and must be promptly disclosed to the Company’s shareholders.

9.	Failure to Comply; Compliance Procedures

Entergy Representatives who are employees should read this Code in conjunction with the Code of Entegrity and any other applicable Entergy codes or policies. A failure by any Entergy Representative to comply with the laws or regulations governing the Company’s business, this Code or any other applicable Company policy or requirement may result in disciplinary action and, if warranted, legal proceedings.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chair of the Corporate Governance Committee, who may consult with inside or outside legal counsel as appropriate. Directors should communicate any suspected violations of this Code, including any unethical behavior or violation of law or governmental rule or regulation, promptly to the Lead Director, the Chairman or the Chair of the Corporate Governance Committee. The Corporate Governance Committee, or a person or persons designated by that Committee, will investigate violations and, where necessary, make recommendations to the Board. Entergy Representatives who are employees should report any known, suspected or potential violations of any such laws or regulations or this Code according to the procedures provided in the Company’s Code of Entegrity and other applicable Company policies.

This Code does not create any employment contract or any other contractual obligation between an employee and the Company. This Code is not intended to, and shall not be construed to, interfere with or restrict any rights provided by law, including those afforded under the National Labor Relations Act. Nothing in this policy will be construed to limit an employee’s right to speak with others regarding wages and other terms and conditions of employment or to exercise any other legally protected right. Employees should read this Code in conjunction with the Company's Code of Entegrity and any other applicable code of conduct of the Company.

October 26, 2018